Allegiant Travel Company (Fleet Update) January 6, 2022 Corporate Speakers:  Sherry Wilson; Allegiant Travel Company; Director of Investor Relations  Maury Gallagher; Allegiant Travel Company; Chairman & CEO  John Redmond; Allegiant Travel Company; President  Greg Anderson; Allegiant Travel Company; EVP & CFO  Drew Wells; Allegiant Travel Company; SVP of Revenue and Planning  Robert Neal; Allegiant Travel Company; SVP Corporate Finance, Treasurer; Participants:  Mike Linenberg; Deutsche Bank; Analyst  Helane Becker; Cowan; Analyst  Jake Gunning; Evercore ISI; Analyst  Brandon Oglenski; Barclays; Analyst  Catherine O’Brien; Goldman Sachs; Analyst  Hunter Keay; Wolfe Research;; Analyst PRESENTATION Operator: Hello, thank you for standing by, and welcome to the Allegiant Travel Company Fleet Update conference call. At this time all participants are in a listen-only mode. Please be advised that today’s conference may be recorded. (Operator Instructions). I would now like to turn the conference over to your speaker today, Sherry Wilson, please go ahead. Sherry Wilson: Thank you, Josh. Welcome to the Allegiant Travel Company Fleet Update call. On the call with me today are Maury Gallagher, the company’s chairman and chief executive officer, John Redmond, the company’s president, Greg Anderson, our EVP and chief financial officer, Drew Wells, our SVP of revenue and planning, Robert Neal, our SVP of corporate finance and treasurer, along with several others to help answer questions. Today’s presentation is scheduled for 60 minutes. If sufficienttime permits, we will allow for questions at the conclusion of the presentation. Otherwise, management is available for one on one calls, which can be scheduled by emailing ir@allegiantair.com. The company’s comments today will contain forward-looking statements concerning our future performance and strategic plan. Various risk factors could cause the underlying assumptions of these statements and our actual results to differ materially from those expressed or implied by a forward-looking statement.

These risk factors and others are more fully disclosed in our filings with the SEC. Any forward-looking statements are based on information available to us today. We undertake no obligation to update publicly any forward-looking statements whether as a result of future events, new information, or otherwise. The company cautions investors not to place undue reliance on forward-looking statements, which may be based on assumptions and events that do not materialize. To view the slide presentation, as well as the re-broadcast of the call, feel free to visit the company’s investor relations site at ir.allegiantair.com. With that, I’ll turn it over to Maury. Maury Gallagher: Thank you, Sherry. And happy New Year to everyone. Thank you for joining us today. We’ve got our New Year’s gift here yesterday. But we look forward today to explaining our thought process and what got us to this position today. We’ve got a good presentation and Greg and team will take you through it. A little -- a little backdrop, a few problems perceptively perhaps have popped up in the last 24/48 hours. New airplanes, we’ve already done that before. Someone has talked about execution risks, this management team has already proven it can handle execution risks in 2017-’18, when we transitioned in 18 months 30 some Airbus airplanes in a different aircraft type. And we’ll talk extensively about that but first a little bit of history to go back. They went back and looked at Southwest and their start-up, their 20 years was 1991, as they started in ’71. And their single airplane type was a -- was a very appropriate thing at that time but there really was only one airplane type in the ‘70s. You had the Boeing 737 and the DC-9-30. And they both had the same engine. You fast forward to the late ‘90s after the new Airbus airplane showed up in the ’89 timeframe, the narrow-body 320. And then the MDs from Boeing and then lastly it’s got the neo engine, which started in 2012/’13 when Airbus introduced the neo and the new engine options. Today’s choosing of airplanes is a much more complex process than back in the ‘80s/’70s. We started out with the old generation airplane with the MDs and, obviously have moved into the mid- generation with the Airbus. And now we needed to make a new decision. So, it’s not -- just buy an airplane, there’s complexity that you’ll hear about today with engine choices. In particular, we have about 250 CFM motors in our fleet today. And that’s a GE motor that we’ve worked very well with those folks. The Boeing product with a GE engine was a big plus for us. So, there’s really no change in motors and those types of things. We’ve run multiple airplane types, it’s something we can do.

The other thing that bodes well for us is we have really 30 little airlines. In many cases. we’ve got two, three, four airplanes in a lot of our bases and these new airplanes are going to be very, very good for this type of expansion. Drew in particular will talk about those types of things. So, if you just go back and look at Southwest financially, they made money for 20 years in a row, so did we. Their operating margins though if you check it out were all single- digits back then. We’re now double-digits. So, we’ve been able to improve all of those things. And at the end of the day, investors should be looking I think at one particular element - management. This management team has been together, and it’s actually executed extremely well since we started. Frankly, there have been numbers of different managers during that time, obviously. But this team is going to execute. Airplanes are tools, they’re there to be used by management to do the right thing. And we’ve been told over and over again our model is exemplary, it’s the best out there. This is nothing more than another tool to go make this model work. And you’ll hear from Drew today that we think we can take our 1,000 new routes up to as many as 1,400 with the flexibility that this airplane will allow us to have. So, we’re very excited, and we spent a lot of time on this decision. We have a very rigorous board of directors who all can spell airplane and they didn’t allow us to make this decision lightly. We’re very excited to be partnering with Boeing. It gives us candidly a strategic negotiating position for the next time. And lastly, before I give it to Greg, we are still a used airplane company. We are still an Airbus company. It will still be critical to our going forward that we’ll be buying used airplanes, we’ll be doing all of those things in our coming future. But new airplanes have a position in our situation. Particularly when you consider the fact that at 150 to 200 airplanes if we try to do all used. No airline in the world is run that way. You just can’t do it. You need a source of airplanes that you just pick the keys up. So, with that, let me turn it over to Greg and I think you’ll enjoy the presentation. Greg Anderson: Thank you, Maury -- thank you, Maury. And good morning, everyone, and thanks for joining us. So, we are thrilled with the announcement of our partnerships with Boeing and CFM to introduce the MAX 737 and LEAP-1B to our fleet. The order is comprised of 50 firm aircraft; 30 737-7s, and 20 737-8-200s along with 50 more options. We expect to take our first delivery in June of ’23 with 10 total deliveries in 2023, 24 -- in 2024, and 16 in 2025. This aircraft order is not a deviation of our business model in any way but rather an enhancement of it.

We will continue to acquire and primarily operate Airbus’ used A320 aircraft as Maury just mentioned. We see enormous growth opportunities in the years ahead and we believe we have more than enough future routes to continue to support our 10% annual fleet growth rate target to the end of the decade and beyond. This growth rate suggests we could have north of 250 aircraft by the end of the decade and this new order is a major step in the right direction for us to hit these targets. Acquiring and managing aircraft opportunistically has aided us in being one of the world’s most successful airlines. The below graph (on slide 4) represents annual pre-tax margin Allegiant’s versus the rest of the industry. Irrespective of the macroeconomic environment, good or bad, high fuel or low fuel cost, we have outperformed the industry in profitability. And the next best airline by more than 5 percentage points over the last 20 years. It started with the MD-80s coming out of 9/11. We saw an opportunity to acquire this fleet type at reduced prices and they served as the backbone behind our differentiated model. After more than 10 years of our measured growth and fresh off the Great Financial Crisis, we saw another unique point in time and opportunistically introduced the next generation fleet type, the A320ceo family. The 320 has been a major catalyst in the evolution of our broad and unique network today. For more than eight years we successfully operated two to three different fleet types. Our pretax margins during this period averaged more than 8 percentage points higher when compared to the industry. As we reintroduce the second fleet type, we believe the situation is even better this time around. We are bringing on a large sub fleet of at least 50 airplanes; all brand new and with the full support of Boeing behind us to better ensure a smooth introduction. Something we never had when introducing a second fleet type in the past. Additionally, our IT systems and processes are more sophisticated today than they were back then. And having the benefits of lessons learned from the past will benefit us. In 2017 another unique point in time, the A320ceo was nearing the end of its production life. We saw another opportunity and ordered 13 new A320s directly from Airbus. At the time, considered a bold a move by many, these new aircraft represented roughly 17% of our fleet with the remainder of our aircraft being acquired used. Since their induction, these 13 new aircraft have been the darlings of our fleet, best performing both operationally and economically. Currently we are in another unique point in time to opportunistically acquire more new aircraft and that’s the 50 Boeing 737 Max series. With several similarities to the 13 new A320 aircraft order I think this slide (slide 5) helps frame how these new Max aircraft will be another catalyst to further enhance our growing airline.

For example, the near term delivery availability not only aids in combating pricey escalation costs, it allows us to also capture meaningful cash tax benefits. We estimate more than $300 million in these savings. Additionally, while the manufacturer of the Airframe may be different and, as Maury noted, the engine OEM remains the same, CFM. And that is really important especially for our used fleet. This order has deepened our partnership with CFM. As part of the deal, they have agreed to broaden their support of our nearly 250 current in-service engines, the 5B, which arguably are the most successful motors in aviation history. And this enhanced support is a big deal in supporting our A320 fleet. It provides greater flexibility as we manage engines across this fleet type. Furthermore, we expect the MAX aircraft will produce more EBITDA, up to $10 million per aircraft while also enhancing the number of domestic route opportunities we can grow into, more than 1,400 which Drew will touch on and translate into more than 12 years of runway growth in and of itself and that’s based on a 10% annual growth rate. Finally, on this slide (slide 5), we have defended our balance sheet well throughout the pandemic, its strength should help support a comfortable, expected net leverage ratio as we begin taking delivery. Peaking at 2.5 turns and ending at 1.3 turns net leverage, compares favorably to the same metric when taking delivery of the new A320s back in 2018. Given the size of our airline, placing another new aircraft order was a matter of when, not if. And we believe now is the right time to do so. The complexities of sourcing and inducting used aircraft in significant volumes increase the larger one gets. For the first time in our history, this new aircraft order helps provide a comfortable foundation in our long-term fleet plan, and should also elevate our operational reliability across the entire network, and Drew will touch on this cascading effect shortly. On the left side of this slide (slide 6), we note the need to source up to 150 aircraft over six years, or 25 aircraft per year. These fleet estimates include roughly 100 growth and 50 replacement aircraft. These fleet replacement candidates are comprised of our oldest A320s configured at 177 seats, and our A319 fleet which are our lowest EBITDA producers. Retiring such aircraft avoid heavy maintenance costs of approximately $15 million per aircraft, which is a potential cost avoidance of up to $700 million over this period. And on the right side of this slide (slide 6), the annual ownership and fuel costs of the incoming MAX aircraft is expected to be roughly $1 million less per aircraft than our current fleet. The annual ownership cost of the new MAX aircraft are in line with our current used aircraft, nicely supporting our low fixed cost structure.

This is helped though by the longer useful life assigned to the MAX aircraft. In addition, the fuel efficiency improvement enhance flying opportunities with their variable economic benefits as illustrated on the next slide (slide 7). Drew Wells: From a planning perspective, the win is well defined. We get to deploy aircraft with more seats, and lower trip costs into a network with already very strong results. And most importantly, we don’t have to sacrifice any flexibility in our approach. The fuel savings described by Greg are a huge part of how we think about deploying capacity. We always have, and will continue to plan network and capacity to the variable economic components of the aircraft, and strive for incremental flying to achieve gross margin targets. Those objectives are easier to achieve with lower variable costs, driving improved earnings, both through the trip cost savings when used on existing flying and the incremental flying that we’ll want to operate due to flight level profitability forecasts. The incremental flying will generally materialize as non-peak flying, both day of week and seasonally, as fewer passengers are required to meet profitability requirements. When comparing back to the MD80, the profitability difference due to fuel is worth between 9 and 12 points of load factor at 2019 average fares. This makes us better equipped to profitably fly routes of a broad demand spectrum from both midsized and small cities. The combination of further reliability improvements and extended OEM maintenance intervals allow us to be more productive with our assets, particularly during peak demand period as fewer aircraft days out of service means more availability for flying. Finally, the economic and reliability components allow us to further our midcontinent basing strategies, which is another mechanism for adding peak demand period flying as well as create incremental network reach otherwise unavailable. Much of this network reach includes thinner demand, seasonal flying. These markets have ramped materially as a piece of the whole and they now represent roughly 40% of markets flown. The graph on the right (slide 7) shows how most of these have come online in the last six years as the hurdle rate to fly profitably has reduced and this benefit will be further enhanced by the newest generation MAX aircraft, driving increased EBITDA per aircraft, which we'll detail later. A number of these seasonal routes are now candidates for extended season or year-round service, which likely reduces that proportion while a smaller set of newer, thinner markets become viable.

Furthermore, and the part I am most excited about, the improved economics expands our network runway by at least 400 incremental routes, taking us to more than 1,400 new domestic routes over our existing 608. That is roughly 250 aircraft of growth based on our current ratio of over five and a half routes per aircraft This order provides a great foundation on which to grow into the opportunity. Most importantly, we aren’t compelled to change who are. The additional incremental routes share the characteristics as today's route map, 80% have no current non-stop competition and the vast majority are best served with less than daily capacity. Lastly, a significant portion are connecting the dots within the existing network, which tend to have the quickest maturation time and lowest risk of market failure. Our industry-leading operating margin profile results in high opportunity costs for poor use of plane space and requires us to be active managers of not just capacity but the network as a whole. We have every expectation that each of those 1,400 plus new markets can achieve system average profitability once mature. The split of future opportunities between the four destination types is enabled by the development of our mid-continent basing strategy, which opened a significant amount of flying outside of our more established leisure destinations. In fact, this expansion of mid-continent bases will reach nearly 50% of the flying aircraft in 2022, a material step-up from the 31% in 2019. But network reach isn't the only reason mid-continent basing is valuable. Peak day utilization during peak seasons is the most valuable flying we can do. While it is intuitive that the first aircraft deployed to a base will be flown more than any successive one, it is perhaps less understood that nearly every one of our bases, big and small, have at least one aircraft flying more than the system-flying aircraft average, as shown on the graph on the right (slide 9). This dispersion enables us to maximize not just plane efficiency but also airport real estate efficiency during periods when demand is highest, while not impacting flexibility on other days. Before mid-continent basing, too often our destination airports remained empty at times on peak days because all the based aircraft had departed but not yet returned. The mid- continent bases helped fill in those valuable departure times and get more from our peak demand periods. These bases also act as an isolated system within our broader network. Isolating a fleet families and mid-continent bases, coupled with our out and back routing structure reduces complexity. These (slide 10) are four examples of that isolated system, however, we could easily show 18 different examples.

And while we've established a great presence in Los Angeles, Nashville, Pittsburgh and Cincinnati, I should note that these cities are merely representative of our mid-continent and smaller base ecosystems and not meant to project where MAX aircraft will eventually be based. In general, crews and planes return here every night, where locally based mechanics prep planes for service again the next day. All airports will still be capable of receiving flights from both Airbus and Boeing aircraft. And this can result in a lot of unique seat combinations on routes touching two-crew bases, as well as preserve recovery options when needed. In total, roughly 20% of Allegiant's network comes from the existence of these mid- continent bases, another 20% or so can operate more simply as an out and back routing and even more are able to exist by freeing up capacity in other bases and the peak day plane utilization opportunity. In 2016 during the announcement of our initial new aircraft deal, we showcased 10 lines of flying that averaged 11 hours per day where a new aircraft with superior operating economics could seamlessly enter the system without needing to change our operating profile. All the components discussed around variable economics for reliability and basing strategies have enabled us to get to 39 lines of flying that average 11 hours per day while producing flat to positive year-over-year TRASM in each year until the pandemic. Further, while the annual utilization has certainly increased, we are still a low utilization operator at less than eight hours per day. Adding new, highly reliable aircraft to those lines has cascading effects to improve the reliability across all lines of flying and strengthens our ability to run a rock solid operation. Once again these new aircraft can seamlessly enter the system without needing to change our operating profile. This continues our goal of enhancing the business model and capturing more of the upside while preserving all the flexibility that is a staple of the model. The Boeing MAX aircraft is an enormous step forward and checks all the boxes for what we are looking for into the future. Gregory Anderson: As we evaluated our fleet needs, we ran a competitive process between the OEMs and in a great position of not having to place an order at all. This slide (slide 12) helps frame some of the key areas in our decision making noting that the 737 MAX nicely fits our needs as we have or will continue to touch throughout this presentation. While the A320neo would have been the most natural extension of new aircraft from the standpoint of retaining a single fleet type, it isn’t available until late decade.

Additionally, we considered the A220 fleet, an Airbus product but a different fleet type of the A320,. is a terrific airplane particularly on a trip cost basis. However, the uncertainty around a higher gauge configuration doesn’t fit well for our network and fleet plans and we are able to achieve lower unit cost with the 737 family. And as we look at our fleet plan through 2025 and this assumes a 10% growth rate which reflects a fleet of roughly 170 aircraft by year-end 2025. Our fleet plan also positions us to be much more environmentally friendly which we will touch on shortly. The 50 737 MAX aircraft by the end of 2025 make up approximately 30% of our planned fleet and are the primary drivers of the reduction in our average fleet age as shown at the bottom of this page (slide 13). Our plan also includes 22 place holder aircraft we expect to be primarily comprised of used A320s. Again, we will stay active in this market as the majority of our fleet will remain Airbus. You may note the potential reductions of our A320 fleet by roughly 20 aircraft between 2023 and 2025. The 177 seat A320s are natural candidates for retirements given the flexibility this order provides. Additionally, by 2025, it may be time for us to begin strategically retiring our A319s throughout the back half of the decade. As such, having 30 of the lower trip cost MAX 7s in-service by then, as outlined on the next slide, fits well into our plans. This order allows us to make that decision down the road. And speaking of trip costs, on the left side of this page (slide 14), we can see the benefits of the MAX are primarily driven by maintenance and fuel with the 737-7 having the lowest overall trip cost and nearly a 10% advantage when compared to our A319s. As a non-stop carrier, in our smaller markets where there are fewer passengers to stimulate, the aircraft with lower trip cost provides an important advantage. And you may also note that the 737-8200 has a lower trip cost than both the A320 and the A319. On the right side, cost per seat, the larger gauge 737-8200 has the lowest seat cost per departure, a more than 15% advantage when compared to our A320ceos. In our larger markets where lower fares can comfortably stimulate enough demand to fill an aircraft, having available the 737-8200 with lower trip and seat cost will further increase our earnings power. Given our unique and broader network serves small, medium, and large markets non-stop from one of our 20 and growing plus bases, the ability to have a family of aircraft with both the lowest trip cost and seat cost is a huge advantage. Of the new aircraft options, we believe the Boeing MAX is uniquely suited to support this due to the family solution it offers.

Drew Wells: The core tenet of our planning process is flexibility in matching capacity with demand and lowest costs, both fixed and variable, make that possible. As we think about the 2025 operating profile, we don’t anticipate any changes to our process nor significant changes to the output. The spring, summer and holiday peaks are already very well utilized in our model and we can take advantage of an increased gauge to better serve demand levels. Further, we have historically not performed any heavy maintenance during the peak periods to preserve earnings potential. However, our growth has necessitated that aircraft are in maintenance throughout the year. Some growth in off-peak day of week flying is likely to be offset by some loss in productivity due to planes out for scheduled maintenance. In September, we operate greater than 90% of markets two times a week and low levels of leisure demand make it unlikely we’ll operate many off-peak days. So growth is likely to be primarily limited to markets extending their seasons. However, I do expect the shoulder periods like May and October to receive a mild bump in utilization due to having the best combination of flights, flipping from marginal to positive coupled with room to grow in our current footprint. However, we don’t need increased utilization for these aircraft to make an immediate impact on our financial results. Using 2019 utilization and geographic deployment, we would expect to see meaningful EBITDA lift simply from using newest generation MAX aircraft. The combination of additional seats, and the variable cost savings - primarily from fuel - result in a lift of roughly $3 million per aircraft in the higher gauge comparison for the 737-8200, and roughly $2 million per aircraft on the lower gauge 737-700. When considering the deployment of these aircraft and the reduced utilization of existing fleet, our mid-decade target raises to $7 to $7.5 million in EBITDA per aircraft. There’s obviously more to overall earnings than EBITDA and we’ll still have a great fixed-cost story through this deal. Greg Anderson: As we incorporate our increased goal of more than $7 million in EBITDA per aircraft the right side of this page (slide 17) should help capture the impact to our airline’s balance sheet. Starting at the bottom right of this slide, for illustrative purposes only, we have provided a potential range of our EBITDA per aircraft in 2023 and 2024,getting to our $7 million in EBITDA per aircraft by 2025. These ranges multiplied by the number of expected average aircraft during those years should help frame a couple different views on the recovery timing.

If we target minimum cash balances of roughly $1 billion each year, the mid-point of the range suggests an average $1.4 billion in net debt and 1.7 turns net leverage over this three-year period - consistent with pre-pandemic leverage for us. On the left side of the chart (slide 17), we include our estimated airline cash CAPEX for full years 2022 and 2023. These amounts include pre-delivery deposits, used A320 induction costs, and expected spend for our committed and placeholder A320 aircraft purchases. Since the announcement of this deal, both B.J. and I are receiving a tremendous amount of interest from lenders eager to provide financing for these aircraft. Needless to say, Allegiant is an extremely strong credit fueled by our consistent track record of outperforming the industry financially. Our preference is to own our aircraft rather than to enter into sale-leasebacks as this generally provides us greater flexibility with a lower ownership expense. And on this slide (slide 18), it illustrates how Allegiant has the lowest ownership expense per aircraft in the U.S. industry, a situation we don’t expect to change with the introduction of the new 737 MAX. The ownership advantage is driven by several areas including our aggressive asset management and acquisition program of both new and used aircraft and our preference to own vs. lease aircraft. Allegiant, like our ULCC peers, produces best in class EBITDAR but our ownership cost advantage means that we retain significantly more of this EBITDAR to pass on to our shareholders vs. lessors. And rounding it out and closing on the environmental considerations – as we work through outlining our ESG strategy this year, we are really excited about the significant benefits this aircraft will bring. The chart on the left (slide 19) highlights the fuel efficiency of this aircraft on a gallons per block hour basis. We’ve already seen vast improvements with our current fleet when compared with our 757s and MD-80s. We expect to see these improvements continue to move in the right direction with a nearly 20% reduction in gallons per block hour with this new fleet as compared with our current fleet. Another way to look at this is highlighted on the right (slide 19). Through the third- quarter of 2021, we generated roughly 86 ASMs per gallon. We expect to see the MAX aircraft generate 30% more ASMs per gallon. We are in the process of drafting our inaugural sustainability report and this aircraft will play a crucial role in helping us refine and achieve our environmental targets through the remainder of the decade. With that, I’ll turn it back to Maury with any additional comments or open it to Q&A. Maury Gallagher: Let’s do the questions.

QUESTIONS AND ANSWERS Operator: Thank you. (Operator Instructions). Please stand by while we compile the Q&A roster. Our first question comes from Mike Linenberg with Deutsche Bank. You may proceed with your question. Mike Linenberg: Hi, can you hear me? Maury Gallagher: Yes. Mike Linenberg: Oh, great, hey, good morning, everyone. Hey, I guess just a few quick ones here. Greg, I think you talked -- you highlighted the bonus depreciation and you threw out a number, I don’t know if it was $300 million and that would be in tax savings or benefits. So, the assumption there is that these airplanes would then be 100% self-financed and put on balance sheet. Is that right given that you also talked about the possibility that you could end up looking at other sources of financing whether it’s sale leasebacks or any other alternatives? Can you just give us some context around that? And maybe how you’re leaning? You did say your preference was to own all these but it does sound like that there’s maybe some attractive financing alternatives in the marketplace. So, I know a fairly broad financing question and tax benefit. Greg Anderson: Oh, sure, no, thanks for the question, Mike. So, maybe on the last part of it first in terms of financing versus leasing. Our bias will be to finance and continue to own these aircraft. Never say never but there’s going to be -- there is already significant interest in sale leaseback. But back to some of the comments made in the -- that I made in the remarks, our strong credit we believe will allow us to drive efficient financing -- and financing on these aircraft. So, stay tuned, but I mean we are -- we are getting an enormous amount of in-bounds every day -- or I mean every minute on -- from partners that we've used in the past and new ones that really want to look to partnering with us on financing this fleet type. Mike Linenberg: Okay. Greg Anderson: Oh, I was just going to go to the first part of your question, Mike, on the bonus depreciation. Mike Linenberg: Yes.

Greg Anderson: Yes, so roughly we would expect over $300 million in cash tax savings or put another way an interest-free loan from the government. It's interesting, it steps down, so it's 100 -- for new assets it's 100% bonus appreciation in 2023 and it steps down about 20 percentage points each year after, so it goes from 100% to 80% to 60% by the time you get to 2025, and that's for new assets. For used assets, it's below that as well. So there was some benefit for us taking these aircraft in that near-term delivery, I mean, not only from combating the escalation that comes with these new orders, but also from getting that added tax benefit. Mike Linenberg: Yes, that’s right because I guess -- that Trump tax plan that sunsets after 2025. Greg Anderson: That's right. Mike Linenberg: Okay. And just one other quick one in the release, you did talk about that these airplanes’ modern configuration, you gave us the seat count in each and the cabin features our customers will appreciate. So, when we see sort of cabin features are you contemplating anything different within the cabin on these airplanes than maybe what you currently have today? Like maybe roomier pitch in the first five, six rows? Anything along those lines? And thanks for taking my questions. Greg Anderson: Absolutely Mike. And this is Greg. Maybe I'll kick it off and Robert Neal and Drew will add -- be able to add some additional color. We have the ability to take up to -- on the 8200s, up to 200 seats, on the 737-7s 173 seats, so the high density. Some of the customer benefits that we've explored and that we like come standard with the MAX product. I think it's the Sky Interiors, the Space Bins and things like that which we -- which we've seen some studies that show that there's a strong customer bias there. I don't think we've etched in stone anything in terms of the interiors, but B.J., Drew, I mean, any thoughts you want to put around that? Drew Wells: Yes, and Mike you mentioned the Allegiant extra product that we have on the small test set of our Airbus. And we're working with the engineering group right now to look at possibly expanding that test within the Airbus group. But stay tuned on that. Not a lot to expand on right now. Mike Linenberg: Okay. Very good. Thank you. Operator: Thank you. Our next question is from Helane Becker with Cowan. You may proceed with your question.

Helane Becker: Thanks very much, Operator. Hi everybody. Thank you for the time. Two quick questions. One is, what's the training time for your pilots? So when -- if the first aircraft come in June when will you start training them. And then, would there be any change to either your out and back strategy using these aircraft under the connect-the-dots or would it allow service to an airport that's a high- cost airport, for example, I think Cleveland you're leaving this year because the airport's so expensive, would it allow you to go back to that market? Thanks. Greg Anderson: I'll kick off the second part and then -- and then maybe look around the room for the first part on footprint there. We're not anticipating any change to our out and back strategy. It works well, it works well with the MD80, it's going to work exceptionally well with the MAX. Drew Wells: We will be able to do a bit more complex routing like we do today with inside turning, which is a great way of kind of testing the waters on some routes without having to make significant investment in terms of new base opening, etcetera. But our -- how we operate should look exactly the same. Then -- and we'll look at -- we'll consider airports in the same fashion as well. Like I mentioned, there's high opportunity cost for plane space and high airport costs are a bit of a headwind toward that. But that's not necessarily the death knell. So whatever's going to work best for our network we will certainly consider. Scott Sheldon: Yes, hey Helane, this is Scott. To your -- to your question on the pilot footprint, training footprint, in a non-COVID environment it's running about 100 days with COVID pulls, all sorts of hurdles that we're dealing with is why that's extended. I think back in a -- in a normal state as we move forward we think we can compress the 100 days down to about 85. So, that's what we're going to target as we start putting crews through a pipeline. Helane Becker: And … Greg Anderson: And Helane … Helane Becker: Oh, yes sir. Greg Anderson: Oh sorry, Helane, this is Greg. And probably just worth a shout-out that the support package by Boeing provides a lot of flexibility for us across the board in introducing this new fleet type to us. That includes extensive pilot training that we'll iron out over the coming months, but it was a nice feature and a part of this deal that we're excited about. Maury Gallagher: And Helane, this is Maury. We went through this very thing when we switched very aggressively from Boeing -- or the MDs to the Airbus in 2018. We took the whole entire Las Vegas base and transitioned them in like four months. That was 15 airplanes, five months. So, you got to plan for it, you've got to get ready to do it, but it's just organization and attention to detail. Helane Becker: Okay. That's great. Thank you very much for your help. Thank you for those answers. Operator: Thank you, our next question comes from Duane Pfennigwerth with Evercore ISI. You may proceed with your question. Jake Gunning: Hi, this is actually Jake on for Duane, thanks for taking my question. Just on the maintenance agreement for the new and existing engines, could you talk a little bit about the benefits for the existing fleet? Like how does it change the maintenance process, and then also for the existing engines, would you consider this a cost benefit or a cost avoidance? Thank you. Greg Anderson: Hey Jake, it's Greg. You sound quite a bit like Duane. Maury Gallagher: Yes, doppelganger. Greg Anderson: Yes, similar voice there. But let me kick it off and then Robert Neal may want to jump in with some additional color on the maintenance agreement, but I want to be -- in fact probably better be somewhat careful with what I say just for contractual reasons, but the support that’s enhanced with CFM on the current in-service engines gives us more flexibility at a high level to move engines around between the 320 and things like that and allows us to what I would say better manage those engines to the end of their lives. And so it does provide us enormous flexibility, but I probably should be careful with what I kind of get into on that and... Maury Gallagher: The other thing is we're experts at managing engines, that's why we ran the MD fleet for, gosh, 5, 10 years -- 7 years, just working in the used market and able to financially manage the fleet versus overhaul and spending money that way, so we're -- I'm very comfortable we'll get the most out of these motors because we've done it before. Robert Neal: And I would just add it's the cost savings and the cost of avoidance, so it is a little bit of both there, and it's -- more -- most importantly, it's tremendous flexibility around our used fleet. Jake Gunning: Thank you. Operator: Thank you, our next question comes from Brandon Oglenski with Barclays. You may proceed with your question.

Brandon Oglenski: Hey, good morning and thanks for taking my question. Look, I appreciate the slides, guys, and the fact that you can probably make more money here at the same utilization, but obviously newer aircraft [you want to push a little bit more. So, I think I've heard a little bit about more off-peak flying, bigger markets that you just weren't successful in before; I guess isn't this potentially pushing you into lower revenue opportunities as well as more competition from other ULCCs? Drew Wells: I'm not sure where the bigger market component came from. I don't -- I would not say that this order's pushing us uphill into bigger markets by any means, like I mentioned on the 1,400 new domestic opportunities it's going to look very much like our current profile. So, I would not suggest that we'll be running into more competitive routings or larger airports here by any means. Brandon Oglenski: Okay but I -- yes, sorry, maybe I misinterpreted that, but nonetheless, you are going to want to utilize these aircraft higher than your average today, is that correct? So aren't you naturally going to bump into more competition as you look out over the horizon? Or is that not a fair assumption? Drew Wells: I don't think that's a fair assumption, and yes, we will certainly want to utilize these more, but bear in mind we have 39 lines flying today that are averaging 11 hours that we can kind of plop these into. Which works out extremely well and we can operate the A319s and the 177 seat A320s a little bit less. So, there's that natural fit within our current operating profile where these can fly right in, and again, of those 1,400 routes that we talked about, only about 20% of them are competitive today, which is just like our current profile. So, I wouldn't run away with any sort of change to how we think about network capacity utilization, this is very much aligned with what we do today and it will be the same in 2025. Maury Gallagher: Yes, again, we did this with the new airplanes in '18. We've put them into high utilization markets and we've done 11-hour utilization for years. We're just going to expand them because the -- our incremental ability to make money like we did with the new 320s really paid dividends. We’re not going to be a higher percent new, but 30%, 35%, what you see in the graph that's up today, if you still can see the graph -- that's what we're kind of doing today. So, to Drew's point, we're just going to replace with more profitable airplanes. Greg Anderson: And Brandon, perhaps worth noting, as we evaluated bringing on this new fleet type and we pegged utilization at current levels, we didn't make any assumptions that we would increase utilization for the new fleet type. [But I would just say, that would be upside.

And that's across the board, I mean, to Maury and Drew’s point on this slide, there's lines that fit nicely, but we also looked at it as if we just kept utilization flat for this fleet type, what would it look like, and that EBITDA per aircraft number that Drew provided, that's consistent with the utilization system averages in 2019, like seven, eight hours, right? Drew Wells: Yes. Robert Neal: Yes. Maury Gallagher: We've run this approach for years, too. The idea that we were six hours didn’t mean every airplane flew six hours, that wasn’t the case. You know, you’d have a lot of airplanes sitting as we serve -- we don’t have nearly the spares with the new generation fleet than we had with the MDs. But we -- one thing Drew and his team have done, and they picked it up from -- we fly what makes sense from capacity. We literally sit down and manage every route by capacity. If it’s two times a week, that’s what we do. And we peg the average fare we need to make it work, versus a lot of people book capacity and hope the average fare will come in. We peg that, and then if we can do more, we do more. I mean, I don’t mean to put words in your mouth, Drew, but… Drew Wells: Yes, we’re earnings focused and not TRASM focused at the end of the day. We can drive more EBITDA with a flight where we’re going to do that. Greg Anderson: And maybe just one more comment, Brandon, sorry we’re getting excited over here. But something perhaps worth pointing out -- and this isn’t why -- you know, we did this deal by any means. But the joint venture partnership that we’re working on with Viva Aerobus has a very interesting countercyclical seasonal travel pattern, which would provide us the ability in those off peak times for us where we have idle utilization to deploy that capacity. That doesn’t necessarily mean it’s going to be the MAX, it’s going to be more system wide depending on whichever base we’re flying back and forth from during those off peak periods. But it’s just that -- it’s just another, I think, interesting point to highlight that we’re excited about. Brandon Oglenski: Appreciate the thorough response. Thanks, guys. Operator: Thank you. Our next question comes from Catherine O’Brien with Goldman Sachs. You may proceed with your question. Catherine O’Brien: Hey, good afternoon everyone, thanks so much for the time. Can you hear me okay?

Maury Gallagher: Yes, ma’am. Catherine O’Brien: Okay, great. Sorry, had some cell phone trouble today. Okay, just one on the ownership cost, and I appreciate all the detail you laid out in the slide deck. But, you know, I know you placed an order for A320s before direct, but those were end of line aircraft, which I would imagine would be more attractively priced than these MAXs. I recently heard from multiple lessors and Boeing that there weren’t any MAX Whitetails, although maybe not true with a 2023 delivery timeline. I guess, am I thinking about any of these factors wrong? Would you still consider this an opportunistic purchase in line with Allegiant’s history? Greg Anderson: Hi, Catie, why don’t I kick and start this off, and then maybe some others will want to fill in. But I think the way I would describe it is it had to be a compelling opportunity for us to do the deal. We talk about this point in time, and we believe this was a great point in time for us to do the deal. Part of that was pricing, part of that was the support package, part of that was the partnership with CFM. There’s a lot of components in it, but I guess what I would say is we had alternatives to continue to buy used as well. But we felt that this point in time was compelling enough for us to acquire new MAXs and it would fit nicely with our fixed cost structure, and in -- I think we have a slide up here -- I don’t know if you can see it, but this was supported by the favorable economics. And if you look on the -- at the very bottom of these buckets as it’s broken out, the bottom is kind of black shaded, that is your ownership cost -- and you can see it’s consistent amongst the different fleet types. Now, there is a benefit that we have, compared to the broader A320 fleet, and that’s that we are amortizing it over a significantly longer life as compared to the average 320ceo. So, there is that benefit, but maybe there -- hopefully that answers your question, or is there any other color, B.J., or Maury, or anybody wants to… Maury Gallagher: Well, I think strategically you can’t be all used -- I mean, we’re facing as many as 90 visits to MRO shops this year between inductions, and heavy checks, and all the things that go on. And while we were good at it, and we’ve been capable it’s one thing with 50 airplanes, it’s another thing with 150 and you try to do this. No airline in the world is -- has a used fleet over 100 airplanes that I’m aware of. Maybe look at the successful carriers Southwest and Delta, they both work between new and used. Delta’s got a good used fleet, in fact the last ones probably to get rid of the MDs. You know, Southwest has been in and out of the 7-3 market, so it’s just good fleet management and good skill set that we’ll -- we’ve developed and we’re going to continue to develop it. But at the end of the day, our Allegiant 2.0 and our focus is on revenue. We need the tools to generate that revenue. But when Drew wants to go into new markets and we don’t have a lot of airplanes there, and we don’t have the density and the depth of a Sanford or a Las Vegas, you need an airplane to show up every day and to do the mission -- got to fly 10, 12 hours a day and new airplanes just do that. And candidly this past summer, some of our newer markets, we didn’t have the support and the maintenance reliability isn’t what it should be or needs to be. And we don’t blame our 12 year old airplane for that, but these new Airbus that we bought in ’17, ’18, they show up every day. So, it’s just a good business decision, and the economics as you can see on this slide, particularly -- everybody worries about ownership, it’s really the same when you amortize it over a full life. And again, a half-life for a used airplane means we have to replace our fleet twice as often as someone who plays in new airplanes. There’s just lots of operational and strategic reasons we should do this as we get older, and more mature, and capable of doing these types of things. And last but not least, we have the financial ability to do it. Which, you know, we raised money earlier this year [2020] for just this kind of thing. Robert Neal: Hey Catie, it’s B.J.… Catherine O’Brien: Got it. Robert Neal: …just one thing to clarify and answer your question there, there are no Whitetails in the order. The order is for MAX 7s and MAX 8200s, so they’re both being produced per Allegiant’s spec and delivering beginning in ’23. Greg Anderson: And Catie, maybe just one more point for me to add on the cost structure. Having a low fixed cost structure like Allegiant does is an everyday commitment that we’re -- it’s part of our culture. We’re really proud of our cost structure. You know, having the lowest unit cost is religion for us, we’re -- that’s why we talk EPS and EBITDA, it’s how to use those two sides of the equation, revenue and cost, and so we’re trying to do both. But I hope that what we’ve shown over the past year, two years during the pandemic, the variable nature of our cost structure that it works and it works well for us, and it’s here to stay. And this aircraft order is not going to hinder that. Catherine O’Brien: Got it. And maybe just one quick follow-up to that great answer. I just want to make sure I’m not putting words in anyone’s mouth. So, I guess maybe we should think about that more, not a shift in strategy, an evolution just as you get bigger it’d be very difficult to source enough, like used spare parts and keep the maintenance up, because honestly 250, that’s a different equation than if it is for a fleet of 50. Is that a good summary or I’m missing some key points? Maury Gallagher: No, I think that’s a very good summary. And the other thing is that in the not too distant future, we’re going to have to be doing neos if we just did used airplanes because the ceoss are going to run out. We’re going to get to a point where we can’t -- we’re just going to deal with them. So the neo strategy of us stepping in sooner and controlling it more so than having to react to a market situation, and again with the neo you have to do a whole engine exercise that candidly, without a new order, it puts you behind the power curve, potentially, negotiating with Pratt Whitney and GE. So, we’re controlling our destiny much greater by doing this now. It’s an opportunistic purchase, Boeing was very interested in working with us, and we would. Robert Neal: Catie, if I could just add one more thing on the fleet planning, you know, this is a -- this is an investment in the long-term growth of the airline. Never before since I’ve been here that we’ve been able to put a fleet plan out that goes out multiple years with some certainty around which airplanes are coming in. We now have a comfortable foundation, as you -- as Greg called it, and that’s something I think we needed as we grow -- as we look at growing to a fleet of, you know, 150, 200 airplanes. Catherine O’Brien: Understood. Thanks everyone. Operator: Thank you. Our next question comes from Hunter Keay with Wolfe Research. You may proceed with your question. Hunter Keay: Hey, thank you. Do you have to negotiate pay scales for this aircraft, and is the order contingent on you doing that? Scott Sheldon: No -- hey Hunter, this is Scott. No, it’s all under the current restructuring. Hunter Keay: Got it. Okay, thank you. And then can you, Greg, elaborate on some of the lessons learned that you talked about from introducing new aircraft and specifically intrigued what you said from an I.T. perspective and if that means there’s going to be any incremental cost, whether it’s capitalized or expensed, from an I.T. perspective, and just kind of what you meant by that kind of broadly? Thank you. Greg Anderson: Yes, let me hit it, but let me start there Hunter and maybe Drew can jump in because he had some good points about what we introduced the last time around. But, you know, from an I.T. perspective, we are -- we have been going through kind of a transformation.

You know, as you probably know Hunter, we talked about Allegiant grew up on this proprietary system, which was fantastic, but in order for us -- we think to get to that next level, we went out and partnered with some of the big systems out there, SAP, TRAX and the like, NAVBLUE and others that we’re looking into. But these systems are -- have much more sophistication and capabilities just for us more broadly. And on the TRAX, for example, that’ll help us immensely, we believe, manage parts and things of that nature, some of the crew systems and things like that as well. So just -- that’s kind of the general ideas bringing that up. And then as we plan, as we try to get out ahead, you know, just making sure that the team that’s done it before that they’re supporting this and they’re on it and they know, Hunter, like to put it in the Gantt charts and the timelines and to make sure that we’re driving and getting ahead of everything, not behind, and that’s a real big focus of ours. Maybe it’s a little bit more cost upfront, but we don’t expect that to be too meaningful here in 2022. You know, maybe it’ll wrap up a little bit more in 2023. When I say meaningful, I’m putting that like on a unitized basis. But before I just turn it over to Drew, yes, I mean, I just -- the point is a lot -- you know, I mean to answer your earlier part too, a lot of the I.T. stuff will be capitalized and we’re well on our way to do that, and we should have that all in place by the time we take delivery of these aircraft, and we’re excited about that, and it’s kind of just the next evolution of Allegiant as well. And Drew, do you want to hit on this? Drew Wells: Yes, maybe I’ll hit on a couple points. One, we introduced the AirBus in a very inefficient manner from the operational perspective, and that’s not something that we can replicate there. There will clearly be inefficiencies that you bring on when you introduce a new fleet type, but I think we’ve learned a lot into -- in terms of how to do that while mitigating a lot of those inefficiencies. And secondly, you know, it’s a lot easier to be able to do this from -- when sourcing aircraft from an OEM rather than trying to do it yourself through kind of a patchwork of used deals and put everything together. We will be able to reach scale in a much more significant rate here in a way that should be very helpful. Hunter Keay: Thanks. Greg Anderson: Thanks, Hunter. Operator: Thank you. I would now like to turn the call back over to Maury Gallagher for any further remarks. Maury Gallagher: Thank you all very much for your time today, and hopefully we’ve answered your questions as best we can, the good deck that I think lays out all -- how we’re approaching this and what the outcomes will be as we go forward. As Sherry said, you can reach out to her and we can follow-up with any individual questions or -- and information on the subsequent calls. Thank you all again. We’ll talk to you in a couple weeks. Operator: Thank you. This concludes today’s conference call. Thank you for participating. You may now disconnect.